EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER HEALTH SCIENCES TRUST 10f-3 transactions for the period February 1, 1999 -
July 1, 1999 TOTAL ISSUED/ DATE PRICE SHARES % OF PRINCIPAL
 PURCHASED SECURITY PURCHASED SHARE PURCHASED ASSETS AMOUNT
  BY FUND BROKER(S) Mede America Corporation 2/1/99 $13.00
   20,800 .074% $60,000,200.00 .832% Smith Barney Novoste
Corporation 3/15/99 $20.00 3,000 .017% $48,000,000.00 .125%
Piper Jaffray Wellpoint Health Networks, Inc. 6/29/99 $81.00
     40,000 1.084% $810,000,000.00 .100% Bernstein B.C.